Exhibit 99(b) to 8-K


                                                     Release: Immediate

Contact at Collective Bancorp:           Contact at Summit Bancorp:
Scott T. Page                            Faith P. Goldstein, SVP
SEVP and General Counsel                 Corporate Communications
(609) 625-1110                           (609) 987-3341
                                         Kerry Calaiaro, SVP
                                         Investor Relations
                                         (609) 987-3226

                  Summit Bancorp to Acquire Collective Bancorp
           #1 Position in New Jersey Market Share Further Strengthened

Princeton, New Jersey, February 28, 1997 - Summit Bancorp (NYSE: SUB) and Collective Bancorp, Inc. (NASDAQ: COFD) today announced a definitive agreement to merge in a stock-for-stock exchange. Collective is a thrift holding company with $5.5 billion in assets and is headquartered in Egg Harbor City, New Jersey. Through its subsidiary Collective Bank, it operates 82 branches in 15 counties throughout the state.

"The acquisition of Collective further secures Summit's number one market share position in New Jersey, especially in the growing shore markets," Summit Chairman and Chief Executive Officer T. Joseph Semrod said. "We will now have the number one market position in nine of New Jersey's 21 counties, and one of the top three positions in 16 counties. New Jersey ranks second in per capita income in the country, and Summit will have a relationship with 1.2 million of the state's 2.9 million households."

Collective Chairman, President and Chief Executive Officer Thomas H. Hamilton stated, "Collective has always focused on customer service and this has allowed us to build an impressive franchise in communities throughout the state. We are very pleased to be joining with Summit, an organization with an extensive array of products and services and a reputation for quality customer service. We believe that this merger will accelerate the strategies that we have been pursuing and will benefit our shareholders and customers."

Mr. Semrod added, "Like the other acquisitions that we have initiated or completed in the past year, Collective is consistent with our long-term acquisition strategy. Collective offers us the opportunity to expand the market penetration of our key businesses into additional important areas of the state. We expect this acquisition to be accretive to earnings in 1998."

Under the terms of the merger agreement which was approved by the board of directors of both companies, Collective shareholders will receive 0.895 shares of Summit Bancorp common stock for each share of Collective common stock in a tax-free exchange. Collective had 20.4 million common shares outstanding on December 31, 1996. Summit will receive an option to purchase up to 19.9 percent of Collective's common stock if certain conditions occur. Based on the closing price of Summit Bancorp's common stock last night, the transaction has a value of $42.51 per share for a total of $867 million. Collective has the right to terminate the transaction if Summit's average price during the determination period falls below $39.00 and is 18 percent below an index of 20 banking companies.

Mr. Semrod continued,"The acquisition of Collective will afford Summit a strategic position in South Jersey that the company already enjoys in the northern and central regions of the state. In fact, at 17 percent, our South
Jersey deposit franchise will total $4.4 billion, double the current size. Collective's strong first position in Atlantic County is especially desirable as this is one of New Jersey's best growth markets."

The transaction is expected to be completed by the third quarter of 1997, subject to regulatory and Collective shareholder approval. Summit will account for the acquisition as a pooling-of-interests, and expects to incur a one-time restructuring charge of approximately $33 million after taxes.

Keefe, Bruyette & Woods is acting as advisor to Summit Bancorp, and Merrill Lynch & Co. is acting as advisor to Collective. Both have provided fairness opinions in connection with the transaction.

Summit Bancorp is a Princeton, New Jersey based financial services company with $23 billion in assets and $18 billion in deposits. It is the 31st largest bank holding company in the United States and operates over 350 traditional and in-store branches throughout New Jersey and eastern Pennsylvania and 500 ATMs. Summit's major lines of business are retail, commercial, mortgage and private banking and investment management.

TRANSACTION SUMMARY

TERMS

Fixed Exchange Ratio        0.895 Summit share for each Collective share

Indicated Price Per Share   $42.51

Indicated Total Price       $867 million
Payment                     Tax-free exchange of stock
                            18.3 million new Summit shares
Targeted Closing            Third Quarter 1997
                            Subject to normal regulatory and Collective
                            shareholder approval
Terms                       Walkaway if Summit is less than $39.00 per share,
                            and has declined more than 18% versus a selected
                            bank index during the determination period.
                            No collars
                            19.9% lock-up option granted to Summit
                            Due diligence completed
New Board Seats             Two

OVERVIEW

Price to Book Value             2.30x
Price to 1996 LTM core EPS      14.92x
Price to 1997 Estimated EPS     13.00x
Price to 1998 Estimated EPS     12.04x
Earnings Accretion              2% in 1998
Expense Savings                 $18 million, or 25% of Collective's expense base
One-Time Restructuring Charges  $49 million, $33 million after-tax
Book Value Dilution             1%
Accounting Treatment            Pooling - of - interests

The estimates of earnings, expense savings, and restructuring charges are based on various assumptions. Factors outside the control of Summit, such as significant changes in the regional and national economies, interest rates and technology, as well as changes in the competitive environment, could result in these estimates not being realized.

                                  KEY MESSAGES

o         Improves #1 market  share  position in New Jersey to 16.1 percent from
          13.4 percent with $20.5 billion in deposits

o Summit will have a relationship with 1.2 million of the state's 2.9 million households

o Summit will hold #1 position in 9 of 21 New Jersey counties; one of top three positions in 16 counties

o         Adds 213,000 households in New Jersey

o         Doubles market share in South Jersey at 17 percent -- $4.4 billion

o Summit moves to #1 position in Atlantic, Burlington and Ocean counties, and to #2 in Monmouth

o         57% household penetration in Atlantic County

o Accretive to earnings by 1998, with improved return on equity and efficiency

o         Summit becomes $29 billion institution, #29 in U.S.

o         82 additional branches in 15 New Jersey counties

o         50 additional ATMs, a 10% increase

o Increases residential mortgage servicing portfolio by 66% to $8.3 billion

o Residential mortgage originations increase 50% to $1.4 billion (based on 1996 figures) with expansion into Delaware

o Expands prospects for key business lines, with focus on revenue generation through market penetration

o In-market acquisition consistent with Summit's long-term acquisition strategy

NOTE: To obtain a copy of the full financial presentation giving details of this transaction, please call 800-753-0352, ext. 726, and enter your fax number according to the instructions.

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